Exhibit 21.1

Subsidiaries of the Registrant

Listed below are the subsidiaries of Globalwise Investments, Inc. as of May 15, 2013. Globalwise Investments, Inc. has only one subsidiary.

Subsidiary Name	State/Jurisdiction of Incorporation

1. Intellinetics, Inc.	Ohio